Exhibit 99.1

In connection with the attached Proxy Statement and Proxy Card being filed with the Securities and Exchange Commission by Avaya Inc. (“Avaya”) relating to Avaya’s Special Meeting of Stockholders scheduled for Friday, September 28, 2007, attached hereto as Exhibit 99.2 is the text of an email that, on or about August 17, 2007 will be sent to certain Avaya employees that hold shares of Avaya common stock through an Avaya savings plan or in an Avaya employee stock purchase plan account (the “Employee Shareholders”).

Attached hereto as Exhibit 99.3 is the text of an email that, on or about August 20, 2007 will be sent by Avaya to the Employee Shareholders and to certain registered shareholders who have consented to receiving Avaya proxy materials electronically.

On or about September 10, 2007 and/or September 24, 2007, an internal news article will be electronically distributed by Avaya to its employees reminding them to vote their proxies. The text of that news article will be substantially as set forth in Exhibit 99.4.